Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KLA-TENCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2564110
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Technology Drive

Milpitas, California 95035

(Address, including zip code, of principal executive offices)

Executive Deferred Savings Plan

(Full titles of the Plans)

Brian M. Martin

Senior Vice President and General Counsel

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95035

(408) 875-3000

(Name, address including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations: Executive Deferred Savings Plan	$75,000,000	100%	$75,000,000	$2,302.50

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

KLA-Tencor Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC on August 20, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC on October 31, 2007; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on July 25, 2007; August 9, 2007; August 14, 2007; September 25, 2007; and November 13, 2007.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

This Registration Statement relates to deferred compensation obligations of the Registrant to be issued under the Registrant’s Executive Deferred Savings Plan (the “Plan”) after December 31, 2007. The Plan is a non-qualified deferred compensation program under the Internal Revenue Code in which highly compensated employees and selected managerial personnel of the Registrant and its subsidiaries and the non-employee members of the Registrant’s Board of Directors may participate.

The principal features of the Plan may be summarized as follows:

Structure. The Plan will permit each participant, by prior irrevocable election, to defer up to 100% of his or her base salary, commissions and cash bonuses earned each year. Non-employee members of the Registrant’s Board of Directors may also defer any fees earned as a member of the Board or any Board committee, as well as any fees for attendance at meetings of the Board or any Board committee of which such individual is a member.

Accounts. The Registrant will establish on its books a special account for each individual for whom compensation is deferred or to whom a company contribution is credited under the Plan. However, the Registrant’s obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation and rank on parity with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Registrant will be under no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the account balances maintained under the Plan. Although the Registrant has established a so-called “rabbi trust” in order to accumulate a reserve for satisfying its liabilities under the Plan, no participant will have any beneficial interest in those trust assets, and the assets will be available for the satisfaction of creditor claims in the event of the Registrant’s insolvency or bankruptcy. Accordingly, the deferred compensation obligations registered hereunder shall be paid solely from the Registrant’s general assets.

The Registrant’s obligations under the Plan are not convertible into any other security of the Registrant and will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed with authority to take action with respect to such obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.

Investment Return. The balance credited to each participant’s account under the Plan will be credited with earnings, at periodic intervals, that track the actual rate of return for such period realized by the investment fund or funds or index or indices selected by such participant from the range of investment vehicles offered under the Plan.

Vesting. The participant will at all times be vested in the portion of his or her account attributable to the compensation the participant has elected to defer under the Plan. Any company contributions credited to the participant’s account will be subject to such vesting and distribution conditions and limitations at the Registrant may impose at those contributions are made.

Distribution. Each participant will be permitted to elect various distribution options with respect to his or her account balance under the Plan. The participant may make a separate election for each post-2007 calendar year for which he or she elects to defer compensation, and his or her account balance will be divided into a series of subaccounts to reflect each such separate election. The distribution event may be tied to: (i) the date of the participant’s separation from service, (ii) the date, if any, specified by the participant in his or her election, which date must be within the first 60 days of any calendar year that is at least two calendar years following the calendar year to which the participant’s deferral election relates, or (iii) the earlier of the participant’s separation from service or such a specified date. The participant may elect to receive the distribution in one of the following forms: (i) a lump sum, (ii) a series of quarterly installments over a five-year period, or (iii) solely in connection with a distribution in connection with a separation from service, a series of quarterly installments over a ten-year period (provided, however, that the ten-year method of distribution will only be effective if a participant’s separation from service occurs after such participant has attained age 55 and completed five years of service; otherwise, the participant’s distribution will be made over five years). The participant will have the right to change the elected distribution event and/or method of distribution in effect for one or more of his or her subaccounts, subject to certain timing restrictions and minimum extended deferral periods set forth in the Plan. In the event of a participant’s death, his or her entire account balance will be paid in a lump sum to such participant’s designated beneficiary. Some or all of a participant’s account balance may be distributed prior to the time elected by the participant upon the incurrence by the participant of severe financial hardship as a result of certain extraordinary and unforeseeable events.

Transferability. A participant’s interest in his or her account balance under the Plan cannot be transferred or assigned, except to a designated benefiicary upon his or her death or pursuant to a domestic relations order.

Amendment / Termination. The Plan may be amended or terminated at any time, but (except in certain instances, when the Plan Administrator determines that amendments are necessary to avoid current taxation of amounts deferred under the Plan) no such plan amendment or termination will adversely affect the benefits which the participants have accrued to date under the Plan or otherwise reduce the then outstanding balances credited to the participants’ accounts or adversely affect the distribution provisions applicable to those accounts. Otherwise, the Registrant’s obligations under the Plan are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants.

There is no dollar limit on the total amount of compensation which may be deferred by participants over the term of the Plan. The Plan serves as the successor to certain other deferred compensation programs implemented by the Registrant, and there are currently outstanding account balances for the compensation deferred under those programs, as adjusted to reflect the investment return to date.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint-venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s Amended and Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

The Registrant’s Bylaws provide that the Registrant shall indemnify to the fullest extent permitted by the DGCL each of its directors, officers, employees and other agents against expenses actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant.

The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the

Securities Act of 1933 (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 15th day of November, 2007.

KLA-TENCOR CORPORATION

By:	/s/ JEFFREY L. HALL
Name: Jeffrey L. Hall Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of KLA-Tencor Corporation, a Delaware corporation, do hereby constitute and appoint Jeffrey L. Hall and Brian M. Martin or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD P. WALLACE Richard P. Wallace	Chief Executive Officer and Director (principal executive officer)	November 15, 2007

/s/ JEFFREY L. HALL Jeffrey L. Hall	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	November 15, 2007

/s/ EDWARD W. BARNHOLT Edward W. Barnholt	Chairman of the Board and Director	November 15, 2007

/s/ H. RAYMOND BINGHAM H. Raymond Bingham	Director	November 15, 2007

/s/ ROBERT T. BOND Robert T. Bond	Director	November 15, 2007

/s/ ROBERT M. CALDERONI Robert M. Calderoni	Director	November 15, 2007

/s/ JOHN T. DICKSON John T. Dickson	Director	November 15, 2007

/s/ STEPHEN P. KAUFMAN Stephen P. Kaufman	Director	November 15, 2007

/s/ KEVIN J. KENNEDY Kevin J. Kennedy	Director	November 15, 2007

/s/ LIDA URBANEK Lida Urbanek	Director	November 15, 2007

/s/ DAVID C. WANG David C. Wang	Director	November 15, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation.

4.2(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation.

4.3(3)	Amended and Restated Bylaws of the Registrant.

4.4(4)	Amended and Restated Rights Agreement dated as of April 25, 1996, between the Registrant and The First National Bank of Boston, as Rights Agent. This agreement includes the Form of Right Certificate as Exhibit A thereto and the Summary of Terms of Rights as Exhibit B thereto.

5.1	Opinion of Brian M. Martin, Esq.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Brian M. Martin, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Executive Deferred Savings Plan, as amended and restated effective January 1, 2008.

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (Commission File No. 000-09992).

(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 (Commission File No. 000-09992).

(3)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 13, 2007 (Commission File No. 000-09992).

(4)	Incorporated by reference to Exhibit 1 of the Registrant’s report on Form 8-A/A Amendment No. 2 to the Registration Statement on Form 8-A filed with the SEC on September 24, 1996 (Commission File No. 000-09992).